Exhibit 99.1

AFFORDABLE RESIDENTIAL COMMUNITIES ANNOUNCES

CHANGE IN OWNERSHIP LIMITS,

NOMINATION OF NEW DIRECTORS,

AND SECOND QUARTER DIVIDENDS

DENVER, CO — (BUSINESS WIRE) — May 23, 2005 — Affordable Residential Communities Inc. (“ARC” or the “Company”) today announced that its Board of Directors has increased the individual Aggregate Stock Ownership Limit and Common Stock Ownership Limit in its Charter with respect to Mr. Gerald J. Ford and certain affiliated parties to 19.9% of ARC’s common stock.  Based on public filings, Mr. Ford currently owns 9.5% of ARC’s common stock.  ARC also announced today that it intends to nominate Mr. Ford, Mr. Carl B. Webb, and Mr. J. Randy Staff for election to its Board of Directors at ARC’s 2005 annual meeting of shareholders.

Scott D. Jackson, ARC’s Chairman and Chief Executive Officer, said, “We will be extremely pleased to welcome Messrs. Ford, Webb and Staff to our Board of Directors.  We believe that these highly qualified individuals will make a substantial contribution to ARC.”

In connection with increasing the ownership limit for Mr. Ford, ARC decreased the Aggregate Stock Ownership Limit and Common Stock Ownership Limit in its charter applicable to all other individuals from 9.8% to 7.3%.  As a result, no individual other than Mr. Ford may, without Board approval, own or be deemed to own by virtue of various attribution and constructive ownership provisions of the Internal Revenue Code, more than 7.3% (in value or number of shares, whichever is more restrictive) of the outstanding shares of ARC’s common stock.  Any attempted transfer of ARC’s common stock which, if effective, would result in any individual owning shares of ARC’s common stock in excess of the 7.3% ownership limit or would otherwise result in ARC’s failing to qualify as a REIT, will result in the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by ARC, and the intended transferee will acquire no rights to the stock.

Pursuant to the terms of the ARC Charter, any individual stockholder who currently owns between 7.3% and 9.8% of ARC’s common stock will be permitted to maintain such holdings.  The Aggregate Stock Ownership Limit and Common Stock Ownership Limit apply to individuals, but generally not to entities such as corporations, partnerships or limited liability companies.

Declaration of Dividends

The Company also announced that its Board of Directors declared a quarterly dividend of $0.1875 per share of common stock for the quarter ended June 30, 2005.  This represents a reduction from the $0.3125 dividend paid in respect of the first quarter of 2005 and is consistent with the Company’s focus on investing capital in its communities to increase occupancy and to improve the cash flows that result from improved occupancy.  The common dividend is payable on July 15, 2005 to shareholders of record on June 30, 2005.

The Board of Directors also declared a dividend of $0.515625 on each share of its Series A Cumulative Redeemable Preferred Stock.  The dividend is payable on July 29, 2005 to shareholders of record on July 15, 2005.  In addition, the Board of Directors declared a dividend of $0.39 per unit on its Series B and Series C Preferred Operating Partnership Units.  The dividend is payable on July 29, 2005 to unit holders of record on July 15, 2005.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ materially from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and timing with respect thereto; the Company’s growth and expansion into new markets or successful integration of acquisitions; and the effect of interest rates.  Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2004 Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).  The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

About Affordable Residential Communities Inc.

ARC currently owns and operates approximately 64,000 homesites located in 315 communities (excluding discontinued operations) in 27 states. ARC is a fully integrated, self-administered, self-managed equity real estate investment trust (REIT) focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Denver, CO.

CONTACT

Affordable Residential Communities Inc.
Lawrence Kreider, Chief Financial Officer

(866) 847-8931

investor.relations@aboutarc.com

or

Integrated Corporate Relations, Inc.
Brad Cohen, (203) 682-8211